EXHIBIT 99.2

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces Sale of Tyler, Texas Branch to MidSouth Bank, N.A.

East Syracuse, New York, August 17, 2011 – Beacon Federal Bancorp, Inc. (the “Company”) (NASDAQ: BFED), the holding company for Beacon Federal (the “Bank”), today announced that the Bank has entered into a definitive agreement with MidSouth Bank, N.A. (“MidSouth”) to sell its only Texas branch office in Tyler, Texas to MidSouth.

Under the terms and conditions of the transaction, MidSouth will acquire the Bank’s Tyler, Texas branch office location and assume approximately $77 million of deposits for a premium of approximately 4%.  MidSouth will also purchase approximately $26 million in loans as well as certain other assets, including premises and equipment associated with the Bank’s Texas branch. The transaction, which is subject to regulatory approval and other customary closing conditions, is expected to close during the fourth quarter of 2011.  The Bank will continue to operate its six other branch offices.

“This sale of our Texas branch will allow us to focus more resources within our core markets in Tennessee, Massachusetts, and New York.  Furthermore, it will enhance our already strong capital position as we narrow our geographic operating footprint,” said Ross J. Prossner, Beacon Federal’s President and Chief Executive Officer.   “We believe this transaction will be beneficial to all parties and are confident that our customers and employees will be well served by joining MidSouth, which has successfully served the Texas and Louisiana markets for over 25 years.”

Beacon Federal, a subsidiary of Beacon Federal Bancorp, Inc., provides a full array of banking products and services to both individuals and commercial customers.  The Bank is headquartered in East Syracuse, New York.  The Company’s stock is traded on the NASDAQ Global Market under the symbol “BFED.”  For more information about Beacon Federal, visit www.beaconfederal.com.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  The following factors, among others, could cause the actual results of the Company’s operations to differ materially from the Company’s expectations: competition; changes in economic conditions, interest rates and financial markets; changes in legislation or regulatory requirements; and satisfaction of the closing conditions set forth in the agreements related to the proposed branch disposition.  The making of such forward-looking statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Ross J. Prossner
President and Chief Executive Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY  13057
(315) 433-0111 x 1515